Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/05
File Number 811-0805

SUB-ITEM 77D
Policies With Respect to Security Investment

STRATEGIC PARTNERS MUTUAL FUNDS INC.

Strategic Partners Capital Income Fund
Strategic Partners Small-Cap Growth Opportunity Fund

PROSPECTUS DATED AUGUST 5, 2005
SUPPLEMENT DATED OCTOBER 14, 2005

In anticipation of upcoming mergers of each Fund, the last day for purchases and exchanges into each of the Strategic
Partners Capital Income Fund and Strategic Partners Small-
Cap Growth Opportunity Fund will be Tuesday October 18,
2005. Purchases and exchanges into these Funds will be blocked the following day.